OCCUPANCY AGREEMENT

BETWEEN: GREATER TORONTO EXECUTIVE CENTRE

hereinafter called "Landlord"

-and-

Crown Alliance Capital

hereinafter called "Tenant"

 TENANT INFORMATION

NAME: Lorraine Anne Fusco ADDRESS: 72 Thomson Creek Blvd., Woodbridge, ON, L4H 1B7 PHONE/FAX: 416-627-3000 EMAIL: lfusco@crownalliancecapital.com

DESCRIPTION OF PREMISES, FACILITIES AND SERVICES

The Landlord hereby agrees to rent to the Tenant and the Tenant hereby agrees to rent from the Landlord, for the term, and subject to the conditions and covenants hereinafter set forth, the services for:

EXCLUSIVE SUITE RENTAL (SUITE 217), RECEPTIONIST SERVICE, 10 HRS FREE BOARDROOM INTERNET PLAN (2 USERS), WIRELESS INTERNET (1 USER), 2 HANDSETS WITH ANSWERING

at the premises located in

2985 Drew Road, Suite 216, Mississauga, Ontario, L4T 0A4, (hereinafter called the "Premises"),

together with the privilege to use in the Premises, in common with other Tenants and parties that the Landlord may designate certain facilities and services in connection with the Premises.  The agreement is the commercial equivalent of an agreement for accommodation(s) within a hotel.  The centre remains in the possession and control of the Greater Toronto Executive Centre. THE CLIENT ACCEPTS THAT THIS AGREEMENT CREATES NO TENANCY INTEREST, LEASEHOLD ESTATE OR OTHER REAL PROPERTY INTEREST IN THE CLIENT’S FAVOUR WITH RESPECT TO THE ACCOMMODATION(S). The landlord is giving the tenant the right to share with the landlord and other users the space in accordance with this agreement and the Rules and Regulations listed at the end.

USE

The use of the Premises, Services and Facilities shall be limited to use by the Tenant to a maximum of four (_4_) persons at any time. The parties to this Agreement agree that the Premises shall be used as legitimate business premises and for no other purpose and in accordance with the Rules and Regulations appended to this Agreement or otherwise promulgated by the Landlord from time to time. The Tenant may not make any alteration or improvement to any part of the Premises.

TERM

This Agreement shall be on a two year basis commencing on the 1st day of April, 2013.

RENT

The Tenant agrees to pay rental for the said Services (as specified in Rental Breakdown section sheet attached) and the Facilities during the term of this Agreement at the monthly rate of: $1800 + applicable taxes, payable in advance on the first day of each month (until September 30, 2013).

The payment will be changed to:

$1900 + applicable taxes until March 31, 2014

The payment will be changed to:

$2000 + applicable taxes for year two (commencing April 1, 2014)

The Tenant agrees to pay the rental for the first month ($1800) and last month ($2000) and the security deposit ($1200) totalling:

$5000 + applicable taxes upon signing this Agreement.

SECURITY DEPOSIT

The Tenant agrees to pay the Landlord the sum of $1200 plus taxes, which will be held by the Landlord as security for the full performance of the terms, conditions and covenants of this Agreement, and kept as well for the cost of any replacement due to loss of property or repair of damage in excess of reasonable wear and tear.  The Landlord agrees that the security deposit is to be refunded after any necessary deductions within thirty (30) days from surrender of the services and payment by the Tenant of all outstanding accounts. If the Landlord determines that any loss, damage or injury chargeable to the Tenant hereunder exceeds the security deposit, the Landlord at its option, may retain the security deposit as liquidated damages or may apply the sum against any actual loss, damage or injury and the balance thereof will be the responsibility of the Tenant. It is further understood and agreed that the security deposit is not to be considered the last rental payment under this Agreement.

SERVICES AND OBLIGATIONS

Furnished office accommodation(s): Landlord is to provide the number of serviced and furnished office accommodation(s) for which the Tenant has agreed to pay in the Premises stated in this agreement.  This agreement lists the accommodation(s) the Landlord has initially allocated for the Tenant’s use. The Tenant will have a non–exclusive right to the rooms allocated to it. Office Services: The Landlord is to provide during normal opening hours the services, if requested, described in the relevant service description (which is available upon request). If the Landlord decides that a request for any particular service is excessive, it reserves the right to charge an additional fee.

OVERDUE ACCOUNTS AND DEFAULT

The Tenant agrees to pay a 2% per month interest charge to the Landlord on overdue accounts for rental or otherwise.  The Tenant agrees that should he default in payment of rental or any other amount payable hereunder, or in the performance of any other terms or conditions of this Agreement, then this Agreement may, at the Landlord's option be terminated and the Tenant shall forthwith pay all monies owing or accruing up to the date of such termination.

LIABILITY

The Landlord shall not be liable to the Tenant for any injury or damage to the Tenant's person or property or that of his invitees or licensees however caused including without limitation resulting from the acts or omissions of Landlord's employees, persons leasing office space or services from the Landlord or other persons occupying any part of the Premises or for any failure of services provided such as electricity, water or gas or for any injury or damage to property to persons caused by any person or by the Landlord's failure to repair. The Client shall, during and after the termination of this agreement, indemnify and save the Landlord, its employees and other Clients, from any damages or losses incurred in the operating of their business, reputation, goodwill and all other matters. Furthermore, if any legal notices or claims are made, all time spent and cost incurred in preparing a response are billable to the Client and the Client is responsible to pay. The Landlord and its employees shall not be responsible for shortages in, damages to or condition of any parcels, cartons, goods, or monies received. In utilizing the Services and Facilities or additional services or facilities hereunder, the Tenant agrees that for the purpose of risk, loss, errors, or omissions, the persons providing the services shall be deemed to be the employees of the Tenant and not that of the Landlord. The Landlord makes no warranties as to the skill, competency or integrity of the person performing these services and the Tenant agrees to satisfy itself as to the completeness and accuracy of all work product produced. Furthermore, the Landlord doesn’t warranty the uptime for internet or any phone use, if applicable, and will not provide any monetary compensation in case of downtime. The Tenant shall be responsible for all damage or loss caused to the Premises, except for reasonable wear and tear and the Tenant shall pay for all repairs and replacement thereof during the term and upon the termination of this Agreement. The signing officer for the Tenant personally guarantees the rental contract.  The Tenant shall be responsible for insuring its own property located on the Premises.

TELEPHONE, INTERNET & MAIL SERVICE

The landlord may provide for an additional charge (as specified in Rental Breakdown section sheet attached):

• *Internet connection

• *Virtual phone service with receptionist call answer: The Tenant acknowledges that they are responsible for international charges in addition to the monthly charges (included in the rental agreement above).

• *Business line (additional fees for multi-line).

• Mail and courier handling: The Tenant agrees to collect any mail and courier packages from the  Premises within a reasonable time frame and not to exceed a period of six months.*There is an initial setup charge (estimated at $100 to $150 plus taxes) which will be billed separately at the time of setup.

TAXES

The Tenant acknowledges that charges under this Agreement are subject to Goods and Services and Tax and agrees to pay such tax as and when due.

ASSIGNMENT

The Tenant under no circumstances may assign this Agreement or any part hereof without the written consent of the Landlord, which consent may be unreasonably or arbitrarily withheld.

EMPLOYMENT OF THE LANDLORD'S EMPLOYEES

The Tenant hereby acknowledges that the Landlord has expended considerable time, effort and expense in training the Landlord’s employees so as to provide high quality service to the Tenant. The Tenant further acknowledges that were the Tenant to hire any such employees, the Landlord would be forced to expend additional time, effort and expense in training new employees, the amount of which cannot be determined with certainty. Therefore, for the duration of this agreement and for a period of twelve (12) months thereafter, should the Tenant offer to employ, hire or contract with or refer for hire to a third party (collectively, “Offer”), directly or indirectly in any manner whatsoever, any person who was an employee of or contract service provider to the Landlord at any time during the twelve month period immediately preceding such Offer, the Tenant shall forthwith pay to Landlord the sum of $15,000.00 as a procurement fee.

TERMINATION

The Tenant may not terminate this Agreement prior to the herein agreed date of expiration unless prior written consent is obtained from the Landlord. The Landlord has the right to terminate this Agreement at any time, without prior notice, for the Tenant's failure to comply with any part of this Agreement. The landlord has given the tenant permission to do an ‘early termination’ after the first year of the term.  In the event that the tenant intends to terminate, they must provide a written notice at least ninety (90) days prior to the termination date. The termination date shall be the last day of the termination month.  In the event of early cancellation, the landlord has the right to charge an additional 1 months rent as a penalty.

OTHER BUSINESS CENTRES

The Tenant agrees with the landlord that for a period of two years from the last day of the Term, the Tenant will not acquire any ownership interest in or develop, sponsor, participate in or join any organization, which owns or is developing any other business centre, which competes with the landlord.

SEVERABILITY

In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts of this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part thereof.

NOTICES

Any notice required or permitted to be given hereunder shall be given by delivery to the addressee at the Premises and shall be deemed to be given at the time of actual delivery.

RENEWAL

This agreement will be automatically renewed for another 2 year term unless notice is given to the landlord 90 days prior to the last day of the agreement. The renewal will have the same terms as the current agreement however the fees will be disclosed by the landlord at the start of the term. An amendment or a new agreement can be agreed upon by both parties at the start of the new agreement term.

GENERAL

This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and shall not be modified, changed or altered in any respect except in writing acknowledged by both parties.

DATED at the City of Mississauga, this ____ day of _________

Tenant

Per: _____________ (Duly Authorized Officer)

Landlord

O/A Greater Toronto Executive Centre

Per: ______________ (Duly Authorized Officer)

RULES AND REGULATIONS

(1) Tenants will conduct themselves in a business-like manner; proper attire will be worn at all times; the noise level will be kept to a level so as not to interfere with or annoy other tenants.

(2) The Tenant shall not make any alterations to the Premises without the prior written consent of the Landlord.

(3) Tenant will not affix anything to the walls of the office Premises without the prior written consent of the Landlord.

(4) Tenant will not prop open any corridor doors, exit doors or door connecting corridors after business hours.

(5) All corridors, halls, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than egress and ingress.

(6) No advertisement or identifying signs or other notices shall be inscribed, painted or affixed on any part of the corridors, doors or public areas.

(7) The Tenant shall not, without the Landlord's written consent, store or operate any fax machine, photocopier or any other large business machines or reproduction equipment, or conduct a mechanical business thereof, do any cooking thereon, or use or allow to be used on the premises oil, burning fluids, gasoline, kerosene for heating, warming or lighting.

(8) If the Tenant requires any special wiring for business machines or otherwise, such wiring shall be done by an electrician designated by the Landlord. The electrical current shall be used for ordinary lighting purposes only unless written permission to do otherwise shall first have been obtained by the Landlord at an agreed cost to the Tenant.

(9) The Landlord and its agents shall have the right to enter the premises at all reasonable hours for the purpose of making any repairs, alterations or additions which it shall be deemed necessary for the preservation, safety or improvement of said office without in any way being deemed or held to have committed an eviction of the Tenant therein.

(10) The Tenant shall give the Landlord immediate access to the premises to show said premises on Tenant giving notice of intent to vacate in accordance with the provisions of the Agreement. The Tenant shall in no way hinder the Landlord from showing said premises.

(11) Tenant will bring no animals on the premises.

(12) Tenant shall not remove furniture, fixtures or decorative material from the Premises without written consent of the Landlord.

(13) The Landlord will charge the Tenant a $30 late fee for any room rental payment received AFTER the 1st of the month until the 4th of the month and an additional $25 for each day after that. If payment is not received by the 4th of the month, the Tenant will also have loss of access to the facilities. Termination of the contract will ensue 10 days of no payment from the 1st of the month which will include; freezing of phone/internet service, changing of locks on door & no access to personal property until full payment is received as per contract.  There will be a reinstatement fee of $300 (in addition to accrued late charges) plus $150 with a phone package.

(14) The Landlord reserves the right to make such other reasonable rules and regulations as in its judgement may from time to time be needed for the safety, care and cleanliness of the offices.

RENT BREAKDOWN

ROOM	COST

*Includes Reception access for guests, mail handling, furniture, kitchen access, cleaning, and access to services. Includes 10 hours of boardroom use (per month).

Suite Location:	217

Total Suite	$1,600

Internet & Phone	Cost	#	Total

Small Business Phone Package: *Includes Number, Menu System, Handset (1), Call Answering, High Speed (1), Wireless Internet (1)	$200	1	$200

Total Internet & Phone			$200

MONTHLY COST (plus HST)			$1,800

*Monthly total is for first 6 months of lease. Room rent escalates to $1700/month for last 6 months of first year and to $1800/month for 2nd year.)

Deposits	Cost	#	Total

Reception Desk:	$250	1	$250
Desks(s):	$100	4	$400
Office Chair(s):	$50	0	$0
Guest Chair(s):	$25	6	$150
Phone Handset(s):	$200	2	$400
Additional Swipe Card:	$50	0	$0

Total Deposits			$1,200

Agreement Amount	*First Month + Last Month + Security Deposit	Subtotal	$5,000
		HST	$650.00
		TOTAL	$5,650.00